NEWS RELEASE
For Immediate Release:
October 5, 2026

Sterling Appoints Katherine Hargis as Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary

THE WOODLANDS, TX – October 5, 2026 – Sterling Infrastructure, Inc. (NasdaqGS: STRL) ("Sterling" or "the Company") today announced the appointment of Katherine Hargis as Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary, effective October 5, 2026. Hargis succeeds Mark D. Wolf, who previously served as Sterling’s General Counsel, Chief Compliance Officer, and Corporate Secretary since August 2020.

Hargis joins Sterling from Key Energy Services, where she most recently served as Senior Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary. In that role, she was a key advisor to the Board of Directors and executive leadership team, overseeing legal affairs, corporate governance, and enterprise compliance and ethics, while also providing executive leadership across a range of corporate functions and enterprise-wide strategic initiatives, including human capital, cybersecurity, and risk management. Previously, Hargis held several legal leadership roles at U.S. Concrete, including Vice President, General Counsel and Corporate Secretary. She earned a Juris Doctor from Tulane Law School and a Bachelor of Science in Administration of Justice from Arizona State University.

"We are pleased to welcome Katherine to Sterling," said Joe Cutillo, Sterling’s Chief Executive Officer. "Her extensive experience, proven leadership capabilities and expertise in governance, compliance, and M&A will strengthen our leadership team as we execute our growth strategy and continue to create long-term value for our shareholders."
About Sterling
Sterling Infrastructure, Inc., operates through a variety of subsidiaries within three segments specializing in E-Infrastructure, Transportation and Building Solutions in the United States, primarily across the Southern, Northeastern, Mid-Atlantic and Rocky Mountain regions and the Pacific Islands. E-Infrastructure Solutions provides advanced, large-scale site development services and mission-critical electrical services for data centers, semiconductor fabrication, manufacturing, distribution centers, warehousing, power generation and more. Transportation Solutions includes infrastructure and rehabilitation projects for highways, roads, bridges, airports, ports, rail and storm drainage systems. Building Solutions includes residential and commercial concrete foundations for single-family and multi-family homes, parking structures, elevated slabs, other concrete work, plumbing services, and surveys for new single-family residential builds. From strategy to operations, we are committed to sustainability by operating responsibly to safeguard and improve society’s quality of life. Caring for our people and our communities, our customers and our investors – that is The Sterling Way.

Joe Cutillo, CEO, "We build and service the infrastructure that enables our economy to run, our people to move and our country to grow."

Company Contact:
Sterling Infrastructure, Inc.
Noelle Dilts, VP of Investor Relations and Corporate Strategy
281-214-0795
Noelle.Dilts@strlco.com